UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2016

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3545 John Hopkins Court Suite 210 San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 21, 2015, the Delaware Chancery Court issued an opinion in In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL, invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. The Chancery Court held that, in the absence of a classified board or cumulative voting, VAALCO’s “only for-cause” director removal provisions conflict with Section 141(k) of the Delaware General Corporation Law and are therefore invalid.

Article V, Section C of our amended and restated certificate of incorporation (the “Charter”) and Section 20 of our Amended and Restated Bylaws (the “Bylaws”) contain similar “only for-cause” director removal provisions, and we do not have a classified board of directors or cumulative voting. As such, and in light of the recent VAALCO decision, we will not attempt to enforce the foregoing “only for-cause” director removal provisions. We will also seek to amend the Charter at our 2016 annual meeting of stockholders and will cause the Bylaws to be amended on or about the date of such annual meeting in order to provide that, consistent with Section 141(k) of the Delaware General Corporation Law, any of our directors or our entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2016	Regulus Therapeutics Inc.

	By:	/s/ Paul C. Grint
Paul C. Grint, M.D.
President & Chief Executive Officer